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                                                                    EXHIBIT 11


                                                        BancTEXAS Group Inc.

                                              Computation of Earning (Loss) Per Share



                                                          Year ended December 31,
                                    -----------------------------------------------------------------------
                                              1994                        1993                1992<F*>
                                    -----------------------      ---------------------   ------------------
                                                      Per                         Per                 Per
                                       Amount        Share         Amount        Share    Amount     Share
                                       ------        -----         ------        -----    ------     -----
                                                    (Dollars in thousands, except per share)
Primary:
  Income (loss) before
     extraordinary item               $    (905)   $   (.02)      $     219    $   .01 $      702   $   .03
  Extraordinary item                        -           -               -         -           362       .02
                                         ------     -------         -------     ------    -------    ------
  Net income (loss) applicable
     to common shareholders           $    (905)   $   (.02)      $     219    $   .01 $    1,064   $   .05
                                         ======     =======         =======     ======    =======    ======

Weighted average common and
  common equivalent shares           36,412,526                  23,300,682            23,117,311
                                     ==========                  ==========            ==========

Fully diluted:
  Income (loss) before
     extraordinary item               $    (905)   $   (.02)      $     219    $   .01 $      702   $   .03
  Extraordinary item                        -           -               -         -           362       .02
                                         ------     -------         -------     ------    -------    ------
  Net income (loss)                        (905)       (.02)            219        .01      1,064       .05
  Interest expense on 9%
     subordinated debentures                 63         -                63       -            63      -
                                         -------    -------         -------     ------    -------    ------
  Net income (loss) applicable
     to common shareholders           $    (842)   $   (.02)      $     282    $   .01 $    1,127   $   .05
                                         ======     =======         =======     ======    =======    ======

Weighted average shares:
  Weighted average common
     shares                          32,713,872                  19,355,767            19,141,086
  Assuming conversion of:
     Stock warrants                   1,893,658                   1,919,751             1,912,792
     Stock options                    1,804,996                   2,025,164             2,063,433
  9% subordinated debentures              2,594                       2,594                 2,594
                                     ----------                  ----------             ----------

Weighted average shares              36,415,120                  23,303,276            23,119,905
                                     ==========                  ==========            ==========

------------------
<F*> Restated to reflect BankTEXAS' merger with First Bank/Las Colinas on December 31, 1992
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